SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. __)*



                                  Motive, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    61980V107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 30
                       Exhibit Index Contained on Page 28

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 2 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel V L.P. ("A5")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        641,916 shares, except that A5A, the general partner of A5, may be
              SHARES                          deemed to have sole power to vote these shares,  and ACP Family
           BENEFICIALLY                       Partnership L.P. ("ACPFP"), Homestake Partners L.P. ("HP"), James W.
      OWNED BY EACH REPORTING                 Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III
              PERSON                          ("Hill"), Arthur C. Patterson ("Patterson"), James R. Swartz
               WITH                           ("Swartz"), and J. Peter Wagner ("Wagner"), the managing members of
                                              A5A, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              641,916 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, HP,
                                              Breyer, Evnin, Hill, Patterson, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       641,916
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 3 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel V Associates L.L.C. ("A5A")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        641,916 shares, all of which are directly owned by A5.  A5A, the
              SHARES                          general partner of A5, may be deemed to have sole power to vote these
           BENEFICIALLY                       shares, and ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz and
     OWNED BY EACH REPORTING                  Wagner, the managing members of A5A,  may be deemed to have shared
              PERSON                          power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              641,916 shares, all of which are directly owned by A5. A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz
                                              and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       641,916
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 4 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet/Strategic Technology Fund L.P. ("AISTF")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        85,045 shares, except that AISTFA, the general partner of AISTF, may
              SHARES                          be deemed to have sole power to vote these shares, and ACPFP, HP,
           BENEFICIALLY                       Breyer, Evnin, Hill, Patterson, Swartz and Wagner, the managing
     OWNED BY EACH REPORTING                  members of AISTFA, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              85,045 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP,
                                              SFP, Breyer, Evnin, Hill, Patterson, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       85,045
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 5 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        85,045 shares, all of which are directly owned by AISTF.  AISTFA, the
              SHARES                          general partner of AISTF, may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz
     OWNED BY EACH REPORTING                  and Wagner, the managing members of AISTFA, may be deemed to have
              PERSON                          shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              85,045 shares, all of which are directly owned by AISTF. AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz
                                              and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       85,045
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 6 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu V L.P. ("AK5")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        33,527 shares, except that Accel Keiretsu V Associates L.L.C.
              SHARES                          ("AK5A"), the general partner of AK5, may be deemed to have sole power
           BENEFICIALLY                       to vote these shares, and Breyer, Patterson and Swartz, the managing
     OWNED BY EACH REPORTING                  members of AK5A, may be deemed to  have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              33,527 shares, except that AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer,
                                              Patterson and Swartz, the managing members of AK5 may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       33,527
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 7 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu V Associates L.L.C. ("AK5A")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        33,527 shares, all of which are directly owned by AK5.  AK5A, the
              SHARES                          general partner of AK5, may be deemed to have sole power to vote these
           BENEFICIALLY                       shares, and Breyer, Patterson and Swartz, the managing members of
     OWNED BY EACH REPORTING                  AK5A, may be deemed to have shared power to vote these shares.
              PERSON                -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              33,527 shares, all of which are directly owned by AK5. AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson and Swartz, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       33,527
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 8 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '97 L.P. ("AI97")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        39,251 shares, except that Breyer, Evnin, Hill, Patterson, Swartz and
              SHARES                          Wagner, the general partners of AI97, may be deemed to have shared
           BENEFICIALLY                       power to vote these shares.
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              39,251 shares, except that Breyer, Evnin, Hill, Patterson, Swartz and
                                              Wagner, the general partners of AI97, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       39,251
------------
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 9 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel VII L.P. ("A7")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          439,332 shares, except that Accel VII Associates L.L.C. ("A7A"), the
           BENEFICIALLY                       general partner of A7, may be deemed to have sole power to vote these
      OWNED BY EACH REPORTING                 shares, and Breyer, Patterson, Theresia Gouw Ranzetta ("Ranzetta"),
              PERSON                          Swartz and Wagner, the managing members of A7A, may be deemed to have
               WITH                           shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              439,332 shares, except that A7A, the general partner of A7, may be deemed to have sole power to dispose of these shares, and Breyer,
                                              Patterson, Ranzetta, Swartz and Wagner, the managing members of A7A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       439,332
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 10 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel VII Associates L.L.C. ("A7A")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          439,332 shares, all of which are directly owned by A7.  A7A, the
           BENEFICIALLY                       general partner of A7, may be deemed to have sole power to vote these
      OWNED BY EACH REPORTING                 shares, and Breyer, Patterson, Ranzetta, Swartz  and Wagner, the
              PERSON                          managing members of A7A, may be deemed to have shared power to vote
               WITH                           these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              439,332 shares, all of which are directly owned by A7. A7A, the general partner of A7, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the
                                              managing members of A7A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       439,332
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 11 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet Fund III L.P. ("AIF3")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          109,833 shares, except that Accel Internet Fund III Associates L.L.C.
           BENEFICIALLY                       ("AIF3A"), the general partner of AIF3, may be deemed to have sole
      OWNED BY EACH REPORTING                 power to vote these shares, and Breyer, Patterson, Ranzetta, Swartz
              PERSON                          and Wagner, the managing members of AIF3A, may be deemed to have
               WITH                           shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              109,833 shares, except that AIF3A, the general partner of AIF3, may be deemed to have sole power to dispose of these shares, and Breyer,
                                              Patterson, Ranzetta, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       109,833
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 12 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet Fund III Associates L.L.C. ("AIF3A")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          109,833 shares, all of which are directly owned by AIF3.  AIF3A, the
           BENEFICIALLY                       general partner of AIF3, may be deemed to have sole power to vote
      OWNED BY EACH REPORTING                 these shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the
             PERSON                           managing members of AIF3A, may be deemed to have shared power to vote
               WITH                           these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              109,833 shares, all of which are directly owned by AIF3. AIF3A, the general partner of AIF3, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       109,833
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 13 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '99 L.P. ("AI99")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        54,314 shares, except that Breyer, Patterson, Ranzetta, Swartz and
              SHARES                          Wagner, the general partners of AI99, may be deemed to have shared
           BENEFICIALLY                       power to vote these shares.
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              54,314 shares, except that Breyer, Patterson, Ranzetta, Swartz and
                                              Wagner, the general partners of AI99, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       54,314
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 14 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Homestake Partners L.P. ("HP")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           726,961 shares, of which 641,916 are shares directly owned by A5 and
                                              85,045 are shares directly owned by AISTF. HP is a managing member of
                                              A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              726,961 shares, of which 641,916 are shares directly owned by A5 and
                                              85,045 are shares directly owned by AISTF. HP is a managing member of
                                              A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       726,961
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        2.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 15 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ACP Family Partnership L.P. ("ACPFP")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           726,961 shares, of which 641,916 are shares directly owned by A5 and
                                              85,045 are shares directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              726,961 shares, of which 641,916 are shares directly owned by A5 and
                                              85,045 are shares directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       726,961
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        2.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 16 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James W. Breyer ("Breyer")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,403,218 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF, 33,527 are shares directly owned by AK5, 39,251 are shares directly owned by AI97, 439,332 are shares directly owned by A7, 109,833 are shares directly owned by
                                              AIF3, and 54,314 are shares directly owned by AI99.  Breyer is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,403,218 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF, 33,527 are shares directly owned by AK5, 39,251 are shares directly owned by AI97, 439,332 are shares directly owned by A7, 109,833 are shares directly owned by
                                              AIF3, and 54,314 are shares directly owned by AI99. Breyer is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,403,218
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 17 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Luke B. Evnin ("Evnin")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           766,212 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF and 39,251 are shares directly owned by AI97.  Evnin is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF and a general partner of AI97, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              766,212 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF and 39,251 are shares directly owned by AI97. Evnin is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of
                                              AISTF and a general partner of AI97, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       766,212
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        3.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 18 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Eugene D. Hill, III ("Hill")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           766,212 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF and 39,251 are shares directly owned by AI97. Hill is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of
                                              AISTF and a general partner of AI97, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              766,212 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF and 39,251 are shares directly owned by AI97. Hill is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of
                                              AISTF and a general partner of AI97, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       766,212
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 19 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Arthur C. Patterson ("Patterson")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          17,990 shares. Patterson is the general partner of Ellmore C.
           BENEFICIALLY                       Patterson Partners, a Delaware limited partnership ("ECPP"), and
      OWNED BY EACH REPORTING                 may be deemed to have sole power  to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              1,403,218 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF, 33,527 are shares directly owned by AK5, 39,251 are shares directly owned by AI97, 439,332 are shares directly owned by A7, 109,833 are shares directly owned by
                                              AIF3, and 54,314 are shares directly owned by AI99. Patterson is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              17,990 shares.  Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,403,218 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF, 33,527 are shares directly owned by AK5, 39,251 are shares directly owned by AI97, 439,332 are shares directly owned by A7, 109,833 are shares directly owned by
                                              AIF3, and 54,314 are shares directly owned by AI99. Patterson is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,421,208
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.5%
------------ ---------------------------------------------------------------------------------------------------------
             TYPE OF REPORTING PERSON                                                               IN
12
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 20 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Theresia Gouw Ranzetta ("Ranzetta")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           603,479 shares, of which 439,332 are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3 and 54,314 are shares directly owned by AI99. Ranzetta is a managing member of A7A, the general partner of A7 and a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              603,479 shares, of which 439,332 are shares directly owned by A7,
                                              109,833 are shares directly owned by AIF3 and 54,314 are shares directly owned by AI99. Ranzetta is a managing member of A7A, the general partner of A7 and a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       603,479
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        2.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 21 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James R. Swartz ("Swartz")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH
             REPORTING               6        SHARED VOTING POWER
              PERSON                          1,403,218 shares, of which 641,916 are shares directly owned by A5,
              WITH                            85,045 are shares directly owned by AISTF, 33,527 are shares directly owned by AK5, 39,251 are shares directly owned by AI97, 439,332 are shares directly owned by A7, 109,833 are shares directly owned by
                                              AIF3, and 54,314 are shares directly owned by AI99. Swartz is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,403,218 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF, 33,527 are shares directly owned by AK5, 39,251 are shares directly owned by AI97, 439,332 are shares directly owned by A7, 109,833 are shares directly owned by
                                              AIF3, and 54,314 are shares directly owned by AI99. Swartz is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,403,218
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 61980V107                                               13 G                  Page 22 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      J. Peter Wagner ("Wagner")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,369,691 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF, 39,251 are shares directly owned by AI97, 439,332 are shares directly owned by A7, 109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by
                                              AI99.  Wagner is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a general partner of AI97, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares..
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,369,691 shares, of which 641,916 are shares directly owned by A5,
                                              85,045 are shares directly owned by AISTF, 39,251 are shares directly owned by AI97, 439,332 are shares directly owned by A7, 109,833 are shares directly owned by AIF3, and 54,314 are shares directly owned by
                                              AI99. Wagner is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a general partner of AI97, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,369,691
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Motive, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  12515 Research Blvd., Building 5
                  Austin, TX  78759-2247

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Accel V L.P. ("A5"), Accel V Associates L.L.C. ("A5A"), Accel Keiretsu V L.P. ("AK5"), Accel Keiretsu V Associates, L.L.C. ("AK5A"), Accel Investors '97 L.P. ("AI97"), Accel Internet/Strategic Technology Fund L.P. ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA"), Accel VII L.P. ("A7"), Accel VII Associates L.L.C. ("A7A"), Accel Internet Fund III L.P. ("AIF3"), Accel Internet Fund III Associates, L.L.C. ("AIF3A"), Accel Investors '99 L.P.("AI99"), ACP Family Partnership L.P. ("ACPFP"), Homestake Partners L.P. ("HP"), James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), Theresia Gouw Ranzetta ("Ranzetta"), James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. A7A, the general partner of A7, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A7. AIF3A, the general partner of AIF3, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF3. ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz and Wagner are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. Breyer, Patterson and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz and Wagner are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Patterson, Ranzetta, Swartz and Wagner are managing members of A7A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A7. Breyer, Patterson, Ranzetta, Swartz and Wagner are managing members of AIF3A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF3. Breyer, Patterson, Swartz and Wagner are general partners of AI97 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI97. Breyer, Patterson, Ranzetta, Swartz and Wagner are general partners of AI99 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Accel Partners
                  428 University Avenue
                  Palo Alto, CA  94301

ITEM 2(c)         CITIZENSHIP:

                  A5, AK5, AI97, AISTF, A7, AIF3, AI99 and HP are Delaware limited partnerships, ACPFP is a California limited partnership, A5A, AK5A, AISTFA, A7A and AIF3A are Delaware limited liability companies and Breyer, Evnin, Hill, Patterson, Ranzetta, Swartz and Wagner are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 61980V107

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                      (a) Amount beneficially owned:

                          See Row 9 of cover page for each Reporting Person.

                      (b) Percent of Class:

                          See Row 11 of cover page for each Reporting Person.

                      (c) Number of shares as to which such person has:

                                 (i) Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                                (ii) Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                               (iii) Sole power to dispose or to direct the
                                     disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                               (iv)  Shared power to dispose or to direct the
                                      disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the partnership agreements of A5, AK5, AI97, AISTF, A7, AIF3 and AI99 and the limited liability company agreements of A5A, AK5A, AISTFA, A7A and AIF3A, the general partners, limited partners, or members as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a general partner, limited partner, or member.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

                                                                   Page 26 of 30
ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005



Entities:

Accel V L.P.
Accel Keiretsu V L.P.
Accel Investors `97 L.P.
Accel Internet/Strategic Technology Fund L.P.
Accel VII L.P.                                                   By:   /s/ Tracy L. Sedlock
Accel Internet Fund III L.P.                                        --------------------------------------
Accel Investors `99 L.P.                                               Tracy L. Sedlock, Attorney-in-fact
Accel V Associates L.L.C.                                              for above-listed entities
Accel Keiretsu V Associates, L.L.C.
Accel Internet/Strategic Technology Fund Associates L.L.C.
Accel VII Associates L.L.C.
Accel Internet Fund III Associates L.L.C.
ACP Family Partnership L.P.
Homestake Partners L.P.

Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Arthur C. Patterson
Theresia Gouw Ranzetta
James R. Swartz                                                 By:   /s/ Tracy L. Sedlock
J. Peter Wagner                                                    --------------------------------------
                                                                      Tracy L. Sedlock, Attorney-in-fact
                                                                      for above-listed individuals

                                  EXHIBIT INDEX



                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   29

Exhibit B:  Reference to Tracy L. Sedlock as Attorney-in-Fact           30

                                    EXHIBIT A

                            Agreement of Joint Filing

         The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Motive, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

                                    EXHIBIT B

                REFERENCE TO TRACY L. SEDLOCK AS ATTORNEY-IN-FACT



         Tracy L. Sedlock has signed the enclosed documents as Attorney-In-Fact. Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.